Exhibit 99.1

Press Release	Source: Tribute Pharmaceuticals
Canada Inc.

Tribute Pharmaceuticals Announces Acquisition of Canadian Rights to Fiorinal®, Fiorinal® C, Visken® and Viskazide®

●	Tribute expects positive EBITDA in Q4 2014 and Fiscal 2015

MILTON, ONTARIO--(Marketwire  October 2, 2014) - Tribute Pharmaceuticals Canada Inc. (OTCQX: TBUFF) (TSX Venture: TRX) ("Tribute" or the "Company"), is pleased to announce that it has acquired the Canadian rights to Fiorinal®, Fiorinal® C, Visken® and Viskazide® (the “Products”) from Novartis AG (“Novartis”) for CDN$32 million which was paid in cash on closing.  Combined net sales of the Products during the twelve month period ending August 31, 2014 were approximately CDN$10.8 million.

Fiorinal® and Fiorinal® C are indicated for the relief of tension-type headache and Visken®/Viskazide® for the treatment of mild-moderate hypertension.  Visken® is also indicated for the prevention of angina pectoris.

The Company funded the acquisition of the Products with cash on hand and with US$6 million of debt provided by SWK Holdings Corporation ("SWK") (SWKH.OB).

“We are very pleased with this acquisition for a multitude of reasons” stated Rob Harris, President and CEO of Tribute.  “This acquisition becomes immediately accretive and the Company expects to report positive EBITDA beginning as early as Q4 2014 and expects to be EBITDA positive in 2015.  Fiorinal® and Fiorinal® C are very complimentary with Tribute’s existing product Cambia®.  Cambia®, indicated for acute migraine and Fiorinal® and Fiorinal® C for the relief of tension-type headache are very synergistic.  The acquisition of Fiorinal® and Fiorinal® C strengthens Tribute’s promotional and marketing presence in the Canadian headache/migraine market and will immediately result in increased market share while Visken® and Viskazide® complement our cardiovascular presence with Bezalip® SR.”  Mr. Harris went on to say that “the addition of these Products is very strategic for Tribute and we can significantly increase promotion of both product lines within the capacity of our existing sales force.  We are delighted to conclude this transaction with Novartis, a global leader in the pharmaceutical market and we look forward to transitioning these Products with Novartis into our existing business.”

In connection with the transaction the Company increased its existing debt facility with SWK by up to US$9 million, US$6 million of which was drawn upon in connection with the acquisition of the Products.  The additional advances by SWK will be governed by the terms of the credit agreement entered into between the Company and SWK in August 2013 with certain revisions thereto as set forth in the Form 8-K to be filed with U.S. and Canadian securities regulatory authorities.  In connection with the funding of the first tranche SWK was issued an aggregate of 740,000 common share purchase warrants with each such warrant entitling the holder thereof to acquire, at any time before October 1, 2019, one common share of Tribute at a price of US$0.70 per share.  The warrants and common shares issuable on exercise of the warrants will be subject to a hold period expiring on February 2, 2015, pursuant to Canadian securities laws.

The management of Tribute will host a conference call to further discuss the details of this transaction in conjunction with its upcoming third quarter financial results.  Details of the call will be provided closer to the actual date of the call.

About Tribute Pharmaceuticals Canada Inc.

Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%) and Collatamp G® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive U.S. rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of Allergic Rhinitis and Chronic Idiopathic Urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval.

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in applicable securities laws, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Such forward-looking statements include, without limitation, statements with respect to positive EBITDA in Q4 2014 and 2015, synergies of the Products with existing Company products, market share in the Canadian headache/migraine market, and the promotion of the Products. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Readers should not place undue reliance on forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Bezalip® SR and Soriatane® are registered trademarks and under license from Actavis Group PTC ehf. Cambia® is a registered trademark and under license from Depomed, Inc. Collatamp® G is a registered trademark and under license EUSA Pharma (Europe) Limited.  Visken® and Viskazide® are registered trademarks under license with Novartis AG.

For further information on Tribute visit the Company's website: http://www.tributepharma.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contacts:

Scott Langille, CFO
Tribute Pharmaceuticals Canada Inc.
905-876-3166
scott.langille@tributepharma.com

Kevin Fickle
Nuwa Group LLC, President
(925) 330-8315
kevin@nuwagroup.com